Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated November 29, 2007 (except for Note 19, as to which the date is October 7, 2008) with respect to the consolidated financial statements as of September 30, 2007 and 2006 and for the three-year period ended September 30, 2007 of Axcan Pharma Inc. and subsidiaries contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ Raymond Chabot Grant Thornton LLP

Montreal, Québec, Canada

October 7, 2008